FREE WRITING PROSPECTUS Dated April 3, 2013	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-17

***Ally Prime Auto (ALLYA) 2013-1: New Issue ABS***

JT LEADS: Deutsche Bank(str), Barclays and Credit Agricole

CO-MGRS : Lloyds, Natixis, PNC, Scotiabank and SocGen

CLS	QTY/MM	WAL	S&P/FTCH	WNDW	EXPCT	LEGAL	B-MARK	SPRD	YIELD	COUPN	$PX
A1	$280.000	NOT OFFERED
A2	$377.000	1.07	AAA/AAA	13	11/14	10/15	EDSF	+13	0.463%	0.46	99.99726
A3	$377.000	2.24	AAA/AAA	18	04/16	05/17	ISWPS	+22	0.636%	0.63	99.98855
A4	$147.430	3.39	AAA/AAA	8	11/16	02/18	ISWPS	+27	0.842%	0.84	99.99824
B	$37.780	NOT OFFERED
C	$25.190	NOT OFFERED
D	$12.590	NOT OFFERED

* Expected Settle:	April 10, 2013
* First Payment Date:	May 15, 2013
* Expected Ratings:	S&P and Fitch
* Bill & Deliver:	Deutsche Bank
* ERISA Eligible:	Yes
* Format:	Public
* Min Denoms:	$1k x $1k

CUSIPS	A2 02006JAA6
A3 02006JAB4
A4 02006JAC2

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.